SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 --------------


                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G

                                 Final Amendment

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                        Bravo! Foods International Corp.
                        --------------------------------
                                (Name of Issuer)



                    Common Stock, par value $0.001 per share
                     --------------------------------------
                         (Title of Class of Securities)



                                    105666101
                             ----------------------
                                 (CUSIP Number)



                                 April 30, 2002
                         -----------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |X|  Rule 13d-1(b)
      |_|  Rule 13d-1(c)
      |_|  Rule 13d-1(d)


                                     ------


                                Page 1 of 6 Pages

                                  SCHEDULE 13G

CUSIP No. 105666101                                          Page 2 of 6 Pages

1) NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       First New York Securities L.L.C.
       13-3270745
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3) SEC USE ONLY


--------------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
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       NUMBER            5)     SOLE VOTING POWER
       OF
       SHARES                   812,200
       BENEFICIALLY     --------------------------------------------------------
       OWNED BY          6)     SHARED VOTING POWER
       EACH
       REPORTING                None
       PERSON           --------------------------------------------------------
       WITH              7)     SOLE DISPOSITIVE POWER

                                812,200
                        --------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                None
--------------------------------------------------------------------------------
9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       812,200
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10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |_|
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11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       4.9%
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12) TYPE OF REPORTING PERSON

       BD
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

                                  Schedule 13G

Item 1(a).  Name of Issuer:

Bravo! Foods International Corp.

Item 1(b).  Address of Issuer's Principal Executive Offices:

11300 US Highway 1, Suite 202
North Palm Beach, Florida  33408

Item 2(a).  Name of Person Filing:

First New York Securities L.L.C.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

850 Third Avenue, 17th Floor
New York, NY 10022

Item 2(c).  Citizenship:

Delaware

Item 2(d).  Title of Class of Securities:

Common Stock

Item 2(e).  CUSIP Number:

105666101

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

            (a)   |X|   Broker or Dealer Registered Under Section 15 of the Act
                        (15 U.S.C. 78o)

            (b)   |_|   Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                        78c)

            (c)   |_|   Insurance Company as defined in section 3(a)(19) of the
                        Act (15 U.S.C. 78c)

            (d)   |_|   Investment Company registered under section 8 of the
                        Investment Company Act of 1940 (15 U.S.C. 80a-8)

            (e)   |_|   Investment Adviser in accordance with ss.
                        240.13d-1(b)(1)(ii)(E)

            (f)   |_|   Employee benefit plan or endowment fund in accordance
                        with ss. 240.13d-1(b)(1)(ii)(F)

            (g)   |_|   Parent Holding Company or control person in accordance
                        with ss.240.13d-1(b)(ii)(G)

            (h)   |_|   Savings Association as defined in ss.3(b) of the Federal
                        Deposit Insurance Act (12 U.S.C. 1813)

            (i)   |_|   Church plan that is excluded from the definition of an
                        investment company under ss.3(c)(15) of the Investment
                        Company Act of 1940 (15 U.S.C. 80a-3)

            (j)   |_| Group, in accordance with ss.240.13d-1(b)(ii)(J)

Item 4.     Ownership.

            (a) Amount beneficially owned: 812,200

            (b) Percent of class: 4.9%

            (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 812,200

                  (ii)  Shared power to vote or to direct the vote: None

                  (iii) Sole power to dispose or to direct the disposition of:
                        812,200

                  (iv)  Shared power to dispose or to direct the disposition of:
                        None

Item 5.     Ownership of Five Percent or Less of a Class.

This statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

Not Applicable.

Item 9.     Notice of Dissolution of Group.

Not Applicable.

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


                                    February 14, 2003
                                    ------------------------------
                                          (Date)


                                     /s/ Mario Maugeri
                                    ------------------------------
                                          (Signature)


                                    Mario Maugeri, Director of Operations
                                    --------------------------------------
                                          (Name/Title)